As filed with the Securities and Exchange Commission on November 10, 2011

Registration No. 333-133167

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARIAN SEMICONDUCTOR EQUIPMENT

ASSOCIATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0501994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Dory Road, Gloucester, MA

01930

(978) 282-2000

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Deferred Compensation Plan

(Full Title of the Plan)

Joseph J. Sweeney, Esq.

Senior Vice President, General Counsel and

Corporate Secretary

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, California 95052-8039

(408) 727-5555

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael S. Russell, Esq.

John Aguirre, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-133167) (the “Registration Statement”) which was filed on April 10, 2006 to register the deferred compensation obligations (the “Obligations”) of Varian Semiconductor Equipment Associates, Inc. (“Varian”) under agreements between Varian and a select group of Varian’s highly compensated or management employees (the “Eligible Employees”), providing for the payment of deferred compensation to the Eligible Employees under the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

On November 10, 2011, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 3, 2011 (the “Merger Agreement”), by and among Applied Materials, Inc. (“Applied”), Barcelona Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Applied (“Merger Sub”), and Varian, Merger Sub merged with and into Varian (the “Merger”), with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

From and after the Merger, no further Obligations will be created under the Deferred Compensation Plan. As a result of the Merger, Varian has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No. 1, Varian hereby removes from registration all of the securities (including the Obligations) registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gloucester, State of Massachusetts, on November 10, 2011.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:	/s/ Robert Halliday
Name:	Robert Halliday
Title:	President

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